================================================================================


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )*




                                Alphasmart, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $0.0001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    02081F104
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

             [ ]  Rule 13d-1(b)
             [ ]  Rule 13d-1(c)
             [X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
================================================================================

                               Page 1 of 42 pages

====================                                         ===================
CUSIP NO.  02081F104                   13G                    PAGE 2 OF 42 PAGES
====================                                         ===================

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Summit Ventures V, L.P.
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                         (a) [_]
                                                                         (b) [_]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware limited partnership
------- ------------------------------------------------------------------------
                     5     SOLE VOTING POWER

                           0 shares
  NUMBER OF        ------- -----------------------------------------------------
   SHARES            6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                 4,378,607 shares
    EACH           ------- -----------------------------------------------------
  REPORTING          7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                   0 shares
                   ------- -----------------------------------------------------
                     8     SHARED DISPOSITIVE POWER

                           4,378,607 shares
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        4,378,607 shares
------- ------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
        [_]

------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        29.57%
------- ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON *

        PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 42 pages

====================                                         ===================
CUSIP NO.  02081F104                   13G                    PAGE 3 OF 42 PAGES
====================                                         ===================

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Summit V Companion Fund, L.P.
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                         (a) [_]
                                                                         (b) [_]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware limited partnership
------- ------------------------------------------------------------------------
                     5     SOLE VOTING POWER

                           0 shares
  NUMBER OF        ------- -----------------------------------------------------
   SHARES            6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                 4,378,607 shares
    EACH           ------- -----------------------------------------------------
  REPORTING          7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                   0 shares
                   ------- -----------------------------------------------------
                     8     SHARED DISPOSITIVE POWER

                           4,378,607 shares
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        4,378,607 shares
------- ------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
        [_]

------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        29.57%
------- ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON *

        PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 3 of 42 pages

====================                                         ===================
CUSIP NO.  02081F104                   13G                    PAGE 4 OF 42 PAGES
====================                                         ===================

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Summit Partners V, L.P.
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                         (a) [_]
                                                                         (b) [_]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware limited partnership
------- ------------------------------------------------------------------------
                     5     SOLE VOTING POWER

                           0 shares
  NUMBER OF        ------- -----------------------------------------------------
   SHARES            6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                 4,378,607 shares
    EACH           ------- -----------------------------------------------------
  REPORTING          7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                   0 shares
                   ------- -----------------------------------------------------
                     8     SHARED DISPOSITIVE POWER

                           4,378,607 shares
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        4,378,607 shares
------- ------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
        [_]

------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        29.57%
------- ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON *

        PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 4 of 42 pages

====================                                         ===================
CUSIP NO.  02081F104                   13G                    PAGE 5 OF 42 PAGES
====================                                         ===================

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Summit Partners, LLC
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                         (a) [_]
                                                                         (b) [_]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware limited liability company
------- ------------------------------------------------------------------------
                     5     SOLE VOTING POWER

                           0 shares
  NUMBER OF        ------- -----------------------------------------------------
   SHARES            6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                 4,378,607 shares
    EACH           ------- -----------------------------------------------------
  REPORTING          7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                   0 shares
                   ------- -----------------------------------------------------
                     8     SHARED DISPOSITIVE POWER

                           4,378,607 shares
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        4,378,607 shares
------- ------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
        [_]

------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        29.57%
------- ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON *

        CO
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 5 of 42 pages

====================                                         ===================
CUSIP NO.  02081F104                   13G                    PAGE 6 OF 42 PAGES
====================                                         ===================

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Summit V Advisors Fund (QP), L.P.
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                         (a) [_]
                                                                         (b) [_]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware limited partnership
------- ------------------------------------------------------------------------
                     5     SOLE VOTING POWER

                           0 shares
  NUMBER OF        ------- -----------------------------------------------------
   SHARES            6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                 4,378,607 shares
    EACH           ------- -----------------------------------------------------
  REPORTING          7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                   0 shares
                   ------- -----------------------------------------------------
                     8     SHARED DISPOSITIVE POWER

                           4,378,607 shares
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        4,378,607 shares
------- ------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
        [_]

------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        29.57%
------- ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON *

        PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 6 of 42 pages

====================                                         ===================
CUSIP NO.  02081F104                   13G                    PAGE 7 OF 42 PAGES
====================                                         ===================

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Summit V Advisors Fund, L.P.
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                         (a) [_]
                                                                         (b) [_]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware limited partnership
------- ------------------------------------------------------------------------
                     5     SOLE VOTING POWER

                           0 shares
  NUMBER OF        ------- -----------------------------------------------------
   SHARES            6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                 4,378,607 shares
    EACH           ------- -----------------------------------------------------
  REPORTING          7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                   0 shares
                   ------- -----------------------------------------------------
                     8     SHARED DISPOSITIVE POWER

                           4,378,607 shares
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        4,378,607 shares
------- ------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
        [_]

------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        29.57%
------- ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON *

        PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 7 of 42 pages

====================                                         ===================
CUSIP NO.  02081F104                   13G                    PAGE 8 OF 42 PAGES
====================                                         ===================

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Summit Investors III, L.P.
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                         (a) [_]
                                                                         (b) [_]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware limited partnership
------- ------------------------------------------------------------------------
                     5     SOLE VOTING POWER

                           0 shares
  NUMBER OF        ------- -----------------------------------------------------
   SHARES            6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                 4,378,607 shares
    EACH           ------- -----------------------------------------------------
  REPORTING          7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                   0 shares
                   ------- -----------------------------------------------------
                     8     SHARED DISPOSITIVE POWER

                           4,378,607 shares
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        4,378,607 shares
------- ------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
        [_]

------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        29.57%
------- ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON *

        PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 8 of 42 pages

====================                                         ===================
CUSIP NO.  02081F104                   13G                    PAGE 9 OF 42 PAGES
====================                                         ===================

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        E. Roe Stamps, IV
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                         (a) [_]
                                                                         (b) [_]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
------- ------------------------------------------------------------------------
                     5     SOLE VOTING POWER

                           0 shares
  NUMBER OF        ------- -----------------------------------------------------
   SHARES            6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                 4,378,607 shares
    EACH           ------- -----------------------------------------------------
  REPORTING          7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                   0 shares
                   ------- -----------------------------------------------------
                     8     SHARED DISPOSITIVE POWER

                           4,378,607 shares
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        4,378,607 shares
------- ------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
        [_]

------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        29.57%
------- ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON *

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 9 of 42 pages

====================                                         ===================
CUSIP NO.  02081F104                   13G                   PAGE 10 OF 42 PAGES
====================                                         ===================

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Stephen G. Woodsum
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                         (a) [_]
                                                                         (b) [_]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
------- ------------------------------------------------------------------------
                     5     SOLE VOTING POWER

                           0 shares
  NUMBER OF        ------- -----------------------------------------------------
   SHARES            6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                 4,378,607 shares
    EACH           ------- -----------------------------------------------------
  REPORTING          7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                   0 shares
                   ------- -----------------------------------------------------
                     8     SHARED DISPOSITIVE POWER

                           4,378,607 shares
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        4,378,607 shares
------- ------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
        [_]

------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        29.57%
------- ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON *

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 10 of 42 pages

====================                                         ===================
CUSIP NO.  02081F104                   13G                   PAGE 11 OF 42 PAGES
====================                                         ===================

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Gregory M. Avis
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                         (a) [_]
                                                                         (b) [_]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
------- ------------------------------------------------------------------------
                     5     SOLE VOTING POWER

                           0 shares
  NUMBER OF        ------- -----------------------------------------------------
   SHARES            6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                 4,378,607 shares
    EACH           ------- -----------------------------------------------------
  REPORTING          7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                   0 shares
                   ------- -----------------------------------------------------
                     8     SHARED DISPOSITIVE POWER

                           4,378,607 shares
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        4,378,607 shares
------- ------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
        [_]

------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        29.57%
------- ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON *

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 11 of 42 pages

====================                                         ===================
CUSIP NO.  02081F104                   13G                   PAGE 12 OF 42 PAGES
====================                                         ===================

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Martin J. Mannion
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                         (a) [_]
                                                                         (b) [_]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
------- ------------------------------------------------------------------------
                     5     SOLE VOTING POWER

                           0 shares
  NUMBER OF        ------- -----------------------------------------------------
   SHARES            6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                 4,378,607 shares
    EACH           ------- -----------------------------------------------------
  REPORTING          7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                   0 shares
                   ------- -----------------------------------------------------
                     8     SHARED DISPOSITIVE POWER

                           4,378,607 shares
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        4,378,607 shares
------- ------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
        [_]

------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        29.57%
------- ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON *

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 12 of 42 pages

====================                                         ===================
CUSIP NO.  02081F104                   13G                   PAGE 13 OF 42 PAGES
====================                                         ===================

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Bruce R. Evans
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                         (a) [_]
                                                                         (b) [_]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
------- ------------------------------------------------------------------------
                     5     SOLE VOTING POWER

                           0 shares
  NUMBER OF        ------- -----------------------------------------------------
   SHARES            6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                 4,378,607 shares
    EACH           ------- -----------------------------------------------------
  REPORTING          7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                   0 shares
                   ------- -----------------------------------------------------
                     8     SHARED DISPOSITIVE POWER

                           4,378,607 shares
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        4,378,607 shares
------- ------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
        [_]

------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        29.57%
------- ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON *

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 13 of 42 pages

====================                                         ===================
CUSIP NO.  02081F104                   13G                   PAGE 14 OF 42 PAGES
====================                                         ===================

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Thomas S. Roberts
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                         (a) [_]
                                                                         (b) [_]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
------- ------------------------------------------------------------------------
                     5     SOLE VOTING POWER

                           0 shares
  NUMBER OF        ------- -----------------------------------------------------
   SHARES            6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                 4,378,607 shares
    EACH           ------- -----------------------------------------------------
  REPORTING          7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                   0 shares
                   ------- -----------------------------------------------------
                     8     SHARED DISPOSITIVE POWER

                           4,378,607 shares
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        4,378,607 shares
------- ------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
        [_]

------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        29.57%
------- ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON *

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 14 of 42 pages

====================                                         ===================
CUSIP NO.  02081F104                   13G                   PAGE 15 OF 42 PAGES
====================                                         ===================

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Walter G. Kortschak
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                         (a) [_]
                                                                         (b) [_]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
------- ------------------------------------------------------------------------
                     5     SOLE VOTING POWER

                           0 shares
  NUMBER OF        ------- -----------------------------------------------------
   SHARES            6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                 4,378,607 shares
    EACH           ------- -----------------------------------------------------
  REPORTING          7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                   0 shares
                   ------- -----------------------------------------------------
                     8     SHARED DISPOSITIVE POWER

                           4,378,607 shares
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        4,378,607 shares
------- ------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
        [_]

------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        29.57%
------- ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON *

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 15 of 42 pages

====================                                         ===================
CUSIP NO.  02081F104                   13G                   PAGE 16 OF 42 PAGES
====================                                         ===================

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Joseph F. Trustey
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                         (a) [_]
                                                                         (b) [_]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
------- ------------------------------------------------------------------------
                     5     SOLE VOTING POWER

                           0 shares
  NUMBER OF        ------- -----------------------------------------------------
   SHARES            6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                 4,378,607 shares
    EACH           ------- -----------------------------------------------------
  REPORTING          7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                   0 shares
                   ------- -----------------------------------------------------
                     8     SHARED DISPOSITIVE POWER

                           4,378,607 shares
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        4,378,607 shares
------- ------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
        [_]

------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        29.57%
------- ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON *

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 16 of 42 pages

====================                                         ===================
CUSIP NO.  02081F104                   13G                   PAGE 17 OF 42 PAGES
====================                                         ===================

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Kevin P. Mohan
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                         (a) [_]
                                                                         (b) [_]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
------- ------------------------------------------------------------------------
                     5     SOLE VOTING POWER

                           0 shares
  NUMBER OF        ------- -----------------------------------------------------
   SHARES            6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                 4,319,168 shares
    EACH           ------- -----------------------------------------------------
  REPORTING          7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                   0 shares
                   ------- -----------------------------------------------------
                     8     SHARED DISPOSITIVE POWER

                           4,319,168 shares
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        4,319,168 shares
------- ------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
        [_]

------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        29.16%
------- ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON *

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 17 of 42 pages

====================                                         ===================
CUSIP NO.  02081F104                   13G                   PAGE 18 OF 42 PAGES
====================                                         ===================

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Peter Y. Chung
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                         (a) [_]
                                                                         (b) [_]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
------- ------------------------------------------------------------------------
                     5     SOLE VOTING POWER

                           0 shares
  NUMBER OF        ------- -----------------------------------------------------
   SHARES            6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                 4,319,168 shares
    EACH           ------- -----------------------------------------------------
  REPORTING          7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                   0 shares
                   ------- -----------------------------------------------------
                     8     SHARED DISPOSITIVE POWER

                           4,319,168 shares
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        4,319,168 shares
------- ------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
        [_]

------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        29.16%
------- ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON *

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 18 of 42 pages

====================                                         ===================
CUSIP NO.  02081F104                   13G                   PAGE 19 OF 42 PAGES
====================                                         ===================

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Robert V. Walsh
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                         (a) [_]
                                                                         (b) [_]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
------- ------------------------------------------------------------------------
                     5     SOLE VOTING POWER

                           0 shares
  NUMBER OF        ------- -----------------------------------------------------
   SHARES            6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                 4,319,168 shares
    EACH           ------- -----------------------------------------------------
  REPORTING          7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                   0 shares
                   ------- -----------------------------------------------------
                     8     SHARED DISPOSITIVE POWER

                           4,319,168 shares
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        4,319,168 shares
------- ------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
        [_]

------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        29.16%
------- ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON *

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 19 of 42 pages

====================                                         ===================
CUSIP NO.  02081F104                   13G                   PAGE 20 OF 42 PAGES
====================                                         ===================

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Scott C. Collins
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                         (a) [_]
                                                                         (b) [_]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
------- ------------------------------------------------------------------------
                     5     SOLE VOTING POWER

                           0 shares
  NUMBER OF        ------- -----------------------------------------------------
   SHARES            6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                 4,319,168 shares
    EACH           ------- -----------------------------------------------------
  REPORTING          7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                   0 shares
                   ------- -----------------------------------------------------
                     8     SHARED DISPOSITIVE POWER

                           4,319,168 shares
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        4,319,168 shares
------- ------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
        [_]

------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        29.16%
------- ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON *

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 20 of 42 pages

                                  Schedule 13G
                                  ------------
Item 1(a).   Name of Issuer:
             --------------
             Alphasmart, Inc.

Item 1(b).   Address of Issuer's Principal Executive Offices:
             -----------------------------------------------
             973 University Avenue, Los Gatos, CA  95032

Item 2(a).   Names of Persons Filing:
             -----------------------
             Summit Ventures V, L.P., Summit Partners V, L.P., Summit Partners, LLC, Summit V Companion Fund, L.P., Summit V Advisors Fund (QP), L.P., Summit V Advisors Fund, L.P., Summit Investors III, L.P. and Messrs. E. Roe Stamps, IV, Stephen G. Woodsum, Gregory M. Avis, Martin J. Mannion, Bruce R. Evans, Thomas S. Roberts, Walter G. Kortschak, Joseph F. Trustey, Kevin P. Mohan, Peter Y. Chung, Robert V. Walsh and Scott C. Collins.

             Summit Partners V, L.P. is the sole general partner of each of Summit Ventures V, L.P., Summit V Companion Fund, L.P., Summit V Advisors Fund (QP), L.P., and Summit V Advisors Fund, L.P. Summit Partners, LLC is the sole general partner of Summit Partners V, L.P. Messrs. Stamps, Woodsum, Avis, Mannion, Evans, Roberts, Kortschak, Trustey, Mohan, Chung, Walsh and Collins are individual members of Summit Partners, LLC. Messrs. Stamps, Woodsum, Avis, Mannion, Evans, Roberts, Kortschak and Trustey are individual general partners of Summit Investors III, L.P.


Item 2(b).   Address of Principal Business Office or, if None, Residence:
             -----------------------------------------------------------
             The address of the principal business office of Summit Ventures V, L.P., Summit Partners V, L.P., Summit Partners, LLC, Summit V Companion Fund, L.P., Summit V Advisors Fund (QP), L.P., Summit V Advisors Fund, L.P., Summit Investors III, L.P. and Messrs. Stamps, Woodsum, Mannion, Evans, Roberts, Trustey, Mohan, and Walsh is Summit Partners, 222 Berkeley Street, 18th Floor, Boston, Massachusetts 02116. The address of the principal business office of Messrs. Avis, Kortschak and Chung is Summit Partners, 499 Hamilton Avenue, Palo Alto, California 94301. The address of the principal business office of Mr. Collins is Summit Partners Limited, 8 Clifford Street, London W1S 2LQ, United Kingdom.

Item 2(c).   Citizenship:
             -----------
             Each of Summit Ventures V, L.P., Summit Partners V, L.P., Summit V Companion Fund, L.P., Summit V Advisors Fund (QP), L.P., Summit V Advisors Fund, L.P., Summit Investors III, L.P. is a limited partnership organized under the laws of the State of Delaware. Summit Partners, LLC is a limited liability company organized under the laws of the State of Delaware. Each of Messrs. Stamps, Woodsum, Avis, Mannion, Evans, Roberts, Kortschak, Trustey, Mohan, Chung, Walsh and Collins is a United States citizen.

Item 2(d).   Title of Class of Securities:
             ----------------------------
             Common Stock, $0.0001 par value

Item 2(e).   CUSIP Number:
             ------------
             02081F104

                               Page 21 of 42 pages

Item 3.      If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b)
             ------------------------------------------------------------------
             or (c), check whether the person filing is a:
             --------------------------------------------
             Not Applicable.

Item 4.      Ownership.
             ---------
             (a) Amount Beneficially Owned:

                 Each of Summit Ventures V, L.P., Summit Partners V, L.P., Summit Partners, LLC, Summit V Companion Fund, L.P., Summit V Advisors Fund (QP), L.P., Summit V Advisors Fund, L.P., Summit Investors III, L.P. (individually an "Entity" and collectively the "Entities") may be deemed to own beneficially 4,378,607 shares of Common Stock as of December 31, 2004. Each of Messrs. Stamps, Woodsum, Avis, Mannion, Evans, Roberts, Kortschak and Trustey may be deemed to own beneficially 4,378,607 shares of Common Stock as of December 31, 2004. Each of Messrs. Mohan, Chung, Walsh and Collins may be deemed to own beneficially 4,319,168 shares of Common Stock as of December 31, 2004.

                 As of December 31, 2004, Summit Ventures V, L.P. was the record owner of 3,202,819 shares of Common Stock. As of December 31, 2004, Summit V Companion Fund, L.P. was the record owner of 815,702 shares of Common Stock. As of December 31, 2004, Summit V Advisors Fund (QP), L.P. was the record owner of 230,276 shares of Common Stock. As of December 31, 2004, Summit V Advisors Fund, L.P. was the record owner of 70,371 shares of Common Stock. As of December 31, 2004 Summit Investors III, L.P. was the record owner of 59,439 shares of Common Stock. The shares held of record by Summit Ventures V, L.P., Summit V Companion Fund, L.P., Summit V Advisors Fund (QP), L.P., Summit V Advisors Fund, L.P., and Summit Investors III, L.P. are referred to herein collectively as the "Record Shares." By virtue of the affiliate relationships among the Entities, each Entity may be deemed to own beneficially all of the Record Shares. Hence, each Entity may be deemed to own beneficially 4,378,607 shares of Common Stock. In their capacities as individual members and general partners of Summit Partners, LLC and Summit Investors III, L.P., each of Messrs. Stamps, Woodsum, Avis, Mannion, Evans, Roberts, Kortschak and Trustey may be deemed to own beneficially 4,378,607 shares of Common Stock. In their capacities as individual members of Summit Partners, LLC, each of Messrs. Mohan, Chung, Walsh and Collins may be deemed to own beneficially 4,319,168 shares of Common Stock.

                 Each of the reporting persons expressly disclaims beneficial ownership of any shares of Alphasmart, Inc., except in the case of Summit Ventures V, L.P. for the 3,202,819 shares which it holds of record, Summit V Companion

                               Page 22 of 42 pages

                 Fund, L.P. for the 815,702 shares which it holds of record, Summit V Advisors Fund (QP), L.P. for the 230,276 shares which it holds of record, Summit V Advisors Fund, L.P. for the 70,371 shares which it holds of record and Summit Investors III, L.P. for the 59,439 shares which it holds of record.


             (b) Percent of Class:

                 Summit Ventures V, L.P.:  29.57%
                 Summit Partners V, L.P.:  29.57%
                 Summit Partners, LLC:  29.57%
                 Summit V Companion Fund, L.P.:  29.57%
                 Summit V Advisors Fund (QP), L.P.:  29.57%
                 Summit V Advisors Fund, L.P.:  29.57%
                 Summit Investors III, L.P.:  29.57%
                 E. Roe Stamps, IV:  29.57%
                 Stephen G. Woodsum:  29.57%
                 Gregory M. Avis:  29.57%
                 Martin J. Mannion:  29.57%
                 Bruce R. Evans:  29.57%
                 Walter G. Kortschak:  29.57%
                 Thomas S. Roberts:  29.57%
                 Joseph F. Trustey:  29.57%
                 Kevin P. Mohan:  29.16%
                 Peter Y. Chung:  29.16%
                 Robert V. Walsh:  29.16%
                 Scott C. Collins:  29.16%

                 The foregoing percentages are calculated based on the 14,809,709 shares of Common Stock reported to be outstanding in a Quarterly Report on Form 10-Q for Alphasmart, Inc. for the quarterly period ended September 30, 2004.

             (c) Number of shares as to which such person has:

                 (i)   sole power to vote or to direct the vote:

                       0 shares for each reporting person

                 (ii)  shared power to vote or to direct the vote:

                       Summit Ventures V, L.P.:  4,378,607 shares
                       Summit Partners V, L.P.:  4,378,607 shares
                       Summit Partners, LLC:  4,378,607 shares
                       Summit V Companion Fund, L.P.: 4,378,607 shares Summit V Advisors Fund (QP), L.P.: 4,378,607 shares Summit V Advisors Fund, L.P.: 4,378,607 shares

                               Page 23 of 42 pages

                       Summit Investors III, L.P.:  4,378,607 shares
                       E. Roe Stamps, IV:  4,378,607 shares
                       Stephen G. Woodsum:  4,378,607 shares
                       Gregory M. Avis:  4,378,607 shares
                       Martin J. Mannion:  4,378,607 shares
                       Bruce R. Evans:  4,378,607 shares
                       Walter G. Kortschak:  4,378,607 shares
                       Thomas S. Roberts:  4,378,607 shares
                       Joseph F. Trustey:  4,378,607 shares
                       Kevin P. Mohan:  4,319,168 shares
                       Peter Y. Chung:  4,319,168 shares
                       Robert V. Walsh:  4,319,168 shares
                       Scott C. Collins:  4,319,168 shares

                 (iii) sole power to dispose or direct the disposition of:

                       0 shares for each reporting person

                 (iv)  shared power to dispose or direct the disposition of:

                       Summit Ventures V, L.P.:  4,378,607 shares
                       Summit Partners V, L.P.:  4,378,607 shares
                       Summit Partners, LLC:  4,378,607 shares
                       Summit V Companion Fund, L.P.: 4,378,607 shares Summit V Advisors Fund (QP), L.P.: 4,378,607 shares Summit V Advisors Fund, L.P.: 4,378,607 shares Summit Investors III, L.P.: 4,378,607 shares
                       E. Roe Stamps, IV:  4,378,607 shares
                       Stephen G. Woodsum:  4,378,607 shares
                       Gregory M. Avis:  4,378,607 shares
                       Martin J. Mannion:  4,378,607 shares
                       Bruce R. Evans:  4,378,607 shares
                       Walter G. Kortschak:  4,378,607 shares
                       Thomas S. Roberts:  4,378,607 shares
                       Joseph F. Trustey:  4,378,607 shares
                       Kevin P. Mohan:  4,319,168 shares
                       Peter Y. Chung:  4,319,168 shares
                       Robert V. Walsh:  4,319,168 shares
                       Scott C. Collins:  4,319,168 shares

Item 5.      Ownership of Five Percent or Less of a Class.
             --------------------------------------------

             Not Applicable

Item 6.      Ownership of More than Five Percent on Behalf of Another Person.
             ---------------------------------------------------------------

             Not Applicable.

                               Page 24 of 42 pages

Item 7.      Identification and Classification of the Subsidiary which Acquired
             ------------------------------------------------------------------
             the Security Being Reported on By the Parent Holding Company.
             ------------------------------------------------------------

             Not Applicable.

Item 8.      Identification and Classification of Members of the Group.
             ---------------------------------------------------------

             Not Applicable. The reporting persons expressly disclaim membership in a "group" as used in 13d-1(b)(1)(ii)(J).

Item 9.      Notice of Dissolution of Group.
             ------------------------------

             Not Applicable.

Item 10.     Certification.
             -------------

             Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).

                               Page 25 of 42 pages

                                   SIGNATURES
                                   ----------

        After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the Agreement listed on Exhibit 1 hereto.
                    ---------

Dated:  February 11, 2005.

SUMMIT VENTURES V, L.P.                       SUMMIT V COMPANION FUND, L.P.

By: Summit Partners V, L.P.                   By: Summit Partners V, L.P.

By: Summit Partners, LLC                      By: Summit Partners, LLC

By:              *                            By:             *
    ---------------------------                   -------------------------
     General Partner                               General Partner


SUMMIT V ADVISORS FUND (QP), L.P.             SUMMIT V ADVISORS FUND, L.P.

By: Summit Partners V, L.P.                   By: Summit Partners V, L.P.

By: Summit Partners, LLC                      By: Summit Partners, LLC

By:              *                            By:             *
    ---------------------------                   -------------------------
     General Partner                               General Partner


SUMMIT PARTNERS V, L.P.                       SUMMIT INVESTORS III, L.P.

By: Summit Partners, LLC                      By:             *
                                                  -------------------------
                                                   General Partner
By:              *
    ---------------------------
     General Partner


SUMMIT PARTNERS, LLC                                         *
                                              -----------------------------
                                              E. Roe Stamps, IV
By:              *
    ---------------------------
     General Partner


              *                                              *
-------------------------------               -----------------------------
Stephen G. Woodsum                            Martin J. Mannion


              *                                              *
-------------------------------               -----------------------------
Gregory M. Avis                               Bruce R. Evans


                               Page 26 of 42 pages

              *                                              *
-------------------------------               -----------------------------
Walter G. Kortschak                           Thomas S. Roberts



              *                                              *
-------------------------------               -----------------------------
Joseph F. Trustey                             Kevin P. Mohan



              *                                              *
-------------------------------               -----------------------------
Peter Y. Chung                                Robert V. Walsh



              *
-------------------------------
Scott C. Collins


                                       *By: /s/ Stephen G. Woodsum
                                            --------------------------
                                            Stephen G. Woodsum
                                            Attorney-in-fact

--------------------------------------------------------------------------------
* Pursuant to Powers of Attorney on file with the Commission, which Powers of Attorney are incorporated herein by reference. Copies of such Powers of Attorney are attached hereto as Exhibit 2.
                       ---------

                               Page 27 of 42 pages

                                                                       Exhibit 1
                                                                       ---------

                                    AGREEMENT

        Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares Alphasmart, Inc.

        This agreement may be executed in any number of counterparts, each of which shall be deemed an original.

        EXECUTED this 11th day of February, 2005.

SUMMIT VENTURES V, L.P.                       SUMMIT V COMPANION FUND, L.P.

By: Summit Partners V, L.P.                   By: Summit Partners V, L.P.

By: Summit Partners, LLC                      By: Summit Partners, LLC

By:              *                            By:             *
    ---------------------------                   -------------------------
     General Partner                               General Partner


SUMMIT V ADVISORS FUND (QP), L.P.             SUMMIT V ADVISORS FUND, L.P.

By: Summit Partners V, L.P.                   By: Summit Partners V, L.P.

By: Summit Partners, LLC                      By: Summit Partners, LLC

By:              *                            By:             *
    ---------------------------                   -------------------------
     General Partner                               General Partner


SUMMIT PARTNERS V, L.P.                       SUMMIT INVESTORS III, L.P.

By: Summit Partners, LLC                      By:             *
                                                  -------------------------
                                                   General Partner
By:              *
    -------------------------
     General Partner


SUMMIT PARTNERS, LLC                                         *
                                              -----------------------------
                                              E. Roe Stamps, IV
By:              *
    -------------------------
     General Partner


                               Page 28 of 42 pages

              *                                              *
-------------------------------               -----------------------------
Stephen G. Woodsum                            Martin J. Mannion


              *                                              *
-------------------------------               -----------------------------
Gregory M. Avis                               Bruce R. Evans


              *                                              *
-------------------------------               -----------------------------
Walter G. Kortschak                           Thomas S. Roberts


              *                                              *
-------------------------------               -----------------------------
Joseph F. Trustey                             Kevin P. Mohan


              *                                              *
-------------------------------               -----------------------------
Peter Y. Chung                                Robert V. Walsh


              *
-------------------------------
Scott C. Collins


                                       *By: /s/ Stephen G. Woodsum
                                            ------------------------------
                                            Stephen G. Woodsum
                                            Attorney-in-fact

--------------------------------------------------------------------------------
* Pursuant to Powers of Attorney on file with the Commission, which Powers of Attorney are incorporated herein by reference. Copies of such Powers of Attorney are attached hereto as Exhibit 2.
                       ---------

                               Page 29 of 42 pages

                                                                       Exhibit 2
                                                                       ---------
                                POWER OF ATTORNEY


             KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each and any of E. Roe Stamps, IV, Stephen G. Woodsum, Gregory M. Avis, Walter G. Kortschak and Thomas F. Farb his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all instruments, certificates and documents required to be executed on behalf of himself individually or on behalf of each or any of Summit Ventures, L.P., SP (1984), L.P. (f/k/a Summit Partners, L.P.), Stamps, Woodsum & Co., Summit Partners' Holdings, L.P., Summit Ventures II, L.P., Summit Partners II, L.P., Stamps, Woodsum & Co. II, SV Eurofund C.V., SV International, L.P., Summit Investors, L.P., Summit Investors II, L.P., Summit Investors III, L.P., Summit Ventures III, L.P., Summit Partners III, L.P., Stamps, Woodsum & Co. III, Summit Ventures IV, L.P., Summit Partners IV, L.P., Stamps, Woodsum & Co., IV, Summit Subordinated Debt Fund, L.P., Summit Partners SD, L.P., Summit E-Tek Holdings, LLC, SW Management Corp., Summit Partners, L.P., Summit Master Company, LLC, Summit Subordinated Debt Fund II, L.P., Summit Partners SD II, LLC, Summit Ventures V, L.P., Summit Partners V, L.P., Summit Partners, LLC, Summit V Advisors Fund, L.P., Summit V Advisors Fund (QP), L.P. and Summit V Companion Fund, L.P., pursuant to sections 13 and 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as she might or could do in person thereby ratifying and confirming all that said attorney-in-fact and agent, or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.










                               Page 30 of 42 pages

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 7th day of February, 2000.


                                       /s/ E. Roe Stamps, IV
                                       -----------------------------------------
                                       E. Roe Stamps, IV

Commonwealth of Massachusetts   )
                                ) ss:
County of Suffolk               )

     On this 7th day of February, 2000, before me personally came E. Roe Stamps, IV, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                       /s/ Cynthia R. Freedman
                                       -----------------------------------------
                                       Notary Public


                                       My Commission expires: October 20, 2000
                                                              ------------------




                               Page 31 of 42 pages

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 7th day of February, 2000.


                                       /s/ Stephen G. Woodsum
                                       -----------------------------------------
                                       Stephen G. Woodsum

Commonwealth of Massachusetts   )
                                ) ss:
County of Suffolk               )

     On this 7th day of February, 2000, before me personally came Stephen G. Woodsum, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                       /s/ Cynthia R. Freedman
                                       -----------------------------------------
                                       Notary Public


                                       My Commission expires: October 20, 2000
                                                              ------------------



                               Page 32 of 42 pages

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 7th day of February, 2000.


                                       /s/ Martin J. Mannion
                                       -----------------------------------------
                                       Martin J. Mannion

Commonwealth of Massachusetts   )
                                ) ss:
County of Suffolk               )

     On this 7th day of February, 2000, before me personally came Martin J. Mannion, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]

                                       /s/ Cynthia R. Freedman
                                       -----------------------------------------
                                       Notary Public


                                       My Commission expires: October 20, 2000
                                                              ------------------



                               Page 33 of 42 pages

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 8th day of February, 2000.


                                       /s/ Gregory M. Avis
                                       -----------------------------------------
                                       Gregory M. Avis

State of California             )
                                ) ss:
County of Santa Clara           )

     On this 8th day of February, 2000, before me personally came Gregory M. Avis, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                       /s/ Cynthia R. Freedman
                                       -----------------------------------------
                                       Notary Public


                                       My Commission expires: October 20, 2000
                                                              ------------------




                               Page 34 of 42 pages

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 7th day of February, 2000.


                                       /s/ Thomas S. Roberts
                                       -----------------------------------------
                                       Thomas S. Roberts

Commonwealth of Massachusetts   )
                                ) ss:
County of Suffolk               )

     On this 7th day of February, 2000, before me personally came Thomas S. Roberts, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                       /s/ Cynthia R. Freedman
                                       -----------------------------------------
                                       Notary Public


                                       My Commission expires: October 20, 2000
                                                              ------------------


                               Page 35 of 42 pages

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 7th day of February, 2000.


                                       /s/ Bruce R. Evans
                                       -----------------------------------------
                                       Bruce R. Evans

Commonwealth of Massachusetts   )
                                ) ss:
County of Suffolk               )

     On this 7th day of February, 2000, before me personally came Bruce R. Evans, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]

                                       /s/ Cynthia R. Freedman
                                       -----------------------------------------
                                       Notary Public


                                       My Commission expires: October 20, 2000
                                                              ------------------

                               Page 36 of 42 pages

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 8th day of February, 2000.


                                       /s/ Walter G. Kortschak
                                       -----------------------------------------
                                       Walter G. Kortschak

State of California             )
                                ) ss:
County of Santa Clara           )

     On this 8th day of February, 2000, before me personally came Walter G. Kortschak, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                       /s/ Cynthia R. Freedman
                                       -----------------------------------------
                                       Notary Public


                                       My Commission expires: October 20, 2000
                                                              ------------------



                               Page 37 of 42 pages

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 7th day of February, 2000.


                                       /s/ Joseph F. Trustey
                                       -----------------------------------------
                                       Joseph F. Trustey

Commonwealth of Massachusetts   )
                                ) ss:
County of Suffolk               )

     On this 7th day of February, 2000, before me personally came Joseph F. Trustey, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                       /s/ Cynthia R. Freedman
                                       -----------------------------------------
                                       Notary Public


                                       My Commission expires: October 20, 2000
                                                              ------------------


                               Page 38 of 42 pages

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 7th day of February, 2000.


                                       /s/ Kevin P. Mohan
                                       -----------------------------------------
                                       Kevin P. Mohan

Commonwealth of Massachusetts   )
                                ) ss:
County of Suffolk               )

     On this 7th day of February, 2000, before me personally came Kevin P. Mohan, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                       /s/ Cynthia R. Freedman
                                       -----------------------------------------
                                       Notary Public


                                       My Commission expires: October 20, 2000
                                                              ------------------


                               Page 39 of 42 pages

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 8th day of February, 2000.


                                       /s/ Peter Y. Chung
                                       -----------------------------------------
                                       Peter Y. Chung

Commonwealth of Massachusetts   )
                                ) ss:
County of Suffolk               )

     On this 8th day of February, 2000, before me personally came Peter Y. Chung, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                       /s/ Cynthia R. Freedman
                                       -----------------------------------------
                                       Notary Public


                                       My Commission expires: October 20, 2000
                                                              ------------------


                               Page 40 of 42 pages

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 2003.


                                       /s/ Robert V. Walsh
                                       -----------------------------------------
                                       Robert V. Walsh

Commonwealth of Massachusetts   )
                                ) ss:
County of Suffolk               )

     On this 10th day of February, 2003, before me personally came Robert V. Walsh, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                       /s/ Cynthia R. Freedman
                                       -----------------------------------------
                                       Notary Public


                                       My Commission expires: October 4, 2007
                                                              ------------------


                               Page 41 of 42 pages

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 11th day of February, 2003.


                                       /s/ Scott C. Collins
                                       -----------------------------------------
                                       Scott C. Collins

Commonwealth of Massachusetts   )
                                ) ss:
County of Suffolk               )

     On this 11th day of February, 2003, before me personally came Scott C. Collins, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                       /s/ Cynthia R. Freedman
                                       -----------------------------------------
                                       Notary Public


                                       My Commission expires: October 4, 2007
                                                              ------------------


                               Page 42 of 42 pages